UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 6, 2004

Allied Waste Industries, Inc.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-14725	88-0228636
(Commission File Number)	(IRS Employer Identification No.)

15880 N. Greenway-Hayden Loop, Suite 100 Scottsdale, Arizona	85260
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (480) 627-2700

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement
Item 5.02 Departure of Directors or Principal Officers, Election of Directors, Appointment of Principal Officers
Item 9.01 Financial Statements and Exhibits
Signatures
EX-10.1
Ex-10.2
EX-10.3

Item 1.01 Entry into a Material Definitive Agreement

Cotros Employment Agreement

On October 4, 2004, Allied Waste Industries, Inc. and Charles H. Cotros entered into an employment agreement under which Mr. Cotros will serve as Chairman of the Board of Directors and Chief Executive Officer, succeeding Thomas H. Van Weelden, who will continue to serve as President of the Company and as a member of the Board of Directors. The agreement requires Mr. Cotros to serve in those positions for at least one year, but not more than two years, although either party can decide to terminate it earlier. When the employment agreement terminates, Mr. Cotros has agreed to continue service as a director for at least three years, subject to nomination by Allied Waste’s governance committee and election by shareholders.

As compensation for his service as Chairman and CEO, Mr. Cotros will be paid a base salary of $156,000 per month, and may receive up to 50% of his salary in the form of Allied Waste common stock. If Mr. Cotros’ employment is terminated without cause by Allied Waste or for good reason by Mr. Cotros within the first year of his employment, he will continue to be paid his base salary for the remainder of that first year.

Under an option agreement, Mr. Cotros received options to acquire up to 240,000 shares of Allied Waste common stock at an exercise price equal to the closing market price on the date of grant, which was October 4, 2004. These options will vest 50% on April 4, 2005, and 50% on October 4, 2005. To the extent vested, these options will remain exercisable until October 4, 2010, notwithstanding Mr. Cotros’ termination of employment for any reason. When Mr. Cotros’ employment ends, he will become 100% vested in his stock options, unless he is terminated for cause or leaves Allied Waste without good reason.

Allied Waste will pay Mr. Cotros’ necessary business expenses, including reimbursement for all reasonable costs incurred in commuting from his current homes to Allied Waste’s headquarters in Scottsdale, Arizona. Allied Waste will also maintain rental housing for Mr. Cotros in the Scottsdale area. In addition, Mr. Cotros will have access to the aircraft currently owned or leased by the company, subject to its availability.

Mr. Cotros’ employment agreement also contains standard provisions related to confidentiality and proprietary information, as well as non-compete and non-solicit obligations for Mr. Cotros for two years after his employment terminates.

Van Weelden Amended Employment Agreement

On October 4, 2004, Allied Waste amended Thomas H. Van Weelden’s employment agreement. Under the amended agreement, Mr. Van Weelden will serve as President of Allied Waste. The amendment prohibits Allied Waste from terminating Mr. Van Weelden’s employment, other than for cause, before May 31, 2005. In addition, the amendment provides that any termination by Mr. Van Weelden of his employment with Allied Waste after May 1, 2005, will be deemed a termination for good reason under his employment agreement.

The remaining terms of Mr. Van Weelden’s existing employment agreement, which has been previously disclosed, are unchanged.

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Item 5.02 Departure of Directors or Principal Officers, Election of Directors, Appointment of Principal Officers

(b) In a press release issued on October 4, 2004, the Company announced Thomas H. Van Weelden will continue to serve as President of the Company and as a member of the Board of Directors, but will no longer serve as Chairman of the Board and Chief Executive Officer.

(c) Charles H. Cotros was appointed Chief Executive Officer and Chairman of the Board of Allied Waste Industries on October 4, 2004. Mr. Cotros has served on Allied Waste’s Board of Directors since July 23, 2004. Mr. Cotros has resigned as a member of the Management Development/Compensation Committee, as a member of the Governance Committee and as a member of the Special Committee of Allied Waste. Mr. Cotros will remain a Director of Allied Waste.

Mr. Cotros retired from SYSCO Corporation on December 31, 2002, after a 43-year career in the foodservice distribution industry, including 28 years with SYSCO in various management and executive positions. Mr. Cotros began his career in the foodservice industry in 1960 with his family’s business, Tri-State General Food Supply. After the company merged with SYSCO in 1974, he served as president of the Memphis operation from 1975 to 1977 and 1982 to 1988. During the 1977 to 1982 interim, he was president of SYSCO’s Jackson, Mississippi operation. Upon returning to Memphis in 1982, he was that operation’s chief executive officer while simultaneously serving as chairman of SYSCO companies in Arkansas, Louisiana, Mississippi and Kentucky. Mr. Cotros was elected a member of SYSCO’s board of directors in 1986 and in 1988 was appointed executive vice president of the corporation and president, foodservice operations. He was elected chief operating officer of SYSCO in 1995 and assumed the additional role of president of the corporation in 1999. Mr. Cotros became chief executive officer in January 2000 and in July 2000 he was elected chairman of the board. Mr. Cotros is a 1960 graduate of Christian Brothers College, where he has served on the Board of Trustees since 1992. He is also a member of the board of directors of AmerisourceBergen Corporation and Riviana Foods, Inc.

The material terms of Mr. Cotros’ employment agreement are disclosed in Item 1.01 of this Form 8-K.

Item 9.01 Financial Statements and Exhibits

(a)	Not applicable

(b)	Not applicable

(c)	Exhibits

Item 10.1	Executive Employment Agreement between the Company and Charles H. Cotros effective October 4, 2004.

Item 10.2	Option Agreement between the Company and Charles H. Cotros dated October 4, 2004.

Item 10.3	Amendment to Executive Employment Agreement between the Company and Thomas H. VanWeelden effective October 4, 2004.

Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIED WASTE INDUSTRIES, INC.
By:	/s/ PETER S. HATHAWAY
Peter S. Hathaway
Executive Vice President and Chief Financial Officer

Date: October 6, 2004

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